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Court Grants Motion to Approve Sale of THQ Inc. Assets

Majority of Titles, Studios Expected to Continue Development
with Financial Backing of New Owners

AGOURA HILLS, Calif. - Jan. 23, 2013- THQ Inc. (OTC: THQIQ), a leading worldwide developer and publisher of interactive entertainment software, today announced that the U.S. Bankruptcy Court has granted a motion to approve a sale of the majority of THQ's assets to multiple buyers. The company expects the Court to enter a formal order tomorrow.

The Court approved the sales of three of THQ's owned studios and games in development, as well as Evolve, a working title under development at Turtle Rock Studios, Homefront 2, Metro: Last Light and South Park: The Stick of Truth. Under the terms of the agreements with the successful and approved bidders, the THQ estate will receive approximately $72 million, making the total estimated value of the estate $100 million including certain assets and other intellectual properties which were excluded from the sale.

The Court approved the sale of Relic Studios to Sega Corporation for $26.6 million; the sale of Volition Inc. and Metro: Last Light to Koch Media GmbH for $22.3 million and $5.9 million, respectively; the sale of Homefront 2 to Crytek GmbH for $0.5 million; the sale of Evolve to Take-Two Interactive Software, Inc. for $10.9 million; and the sale of THQ Montreal and South Park: The Stick of Truth to Ubisoft LLC for $2.5 million and $3.3 million, respectively. Excluded from the sales were the company's publishing businesses, Vigil Games, and certain other assets and intellectual properties, which will remain part of the THQ estate and will continue in the Chapter 11 process.

Brian Farrell, Chairman and CEO of THQ, noted, “While we had hoped that the restructuring process would allow the company to remain intact, I am heartened that the majority of our studios and games will continue under new ownership. It has been my pleasure to work alongside this great group of people, and I am proud of the imaginative and artistic games that our team has created. Although we will no longer be able to work together with a unified mission, I am confident that the talent we have assembled will continue to make an impression on the video game industry. For those whose positions are not likely to continue, I sincerely regret this outcome and we will be meeting with you over the next few days to discuss the transition.”

Jason Rubin, President of THQ, added, “I was brought in eight months ago to help turn this ship around, and while I'm disappointed that we could not effect a sale for the entire operating business, I am pleased that the new buyers will be providing jobs to many of our very talented personnel. When we first announced the sale process, I said I would be happy if the company's games and people had a bright future, even if it meant I did not have a job at the end of it. And I still feel that way.”

The new owners have not articulated their plans for the assets, or their intentions to extend employment to THQ employees included in the sale. THQ expects the new owners to extend employment to most employees and to continue development of the games they purchased that are currently in development. The assets that are not included in the sale agreements will remain part of the Chapter 11 case. THQ will continue to seek appropriate buyers, if possible.

THQ will continue to employ a small number of headquarters staff beyond January 25 to assist with the transition.

Qualified bids received by January 22 were reviewed by the company and the creditors committee. Through an auction process that lasted 22 hours yesterday and today, the successful bidders were determined, and the hearing to approve the sales took place this afternoon. Ten bidders participated in the proceedings, including bids for the entire company as well as for individual assets. The sales are expected to close tomorrow, January 24.

Clearlake Capital Group, L.P. had submitted a “stalking horse” bid for substantially all of THQ's assets in December 2012. In accordance with Section 363 of the U.S. Bankruptcy Code, the Court supervised an auction to determine the highest and best bid(s) for the company's assets in accordance with the bid procedures approved by the Court. Clearlake will receive a break-up fee of $1 million, as stated in its stalking horse asset purchase agreement.

THQ and its domestic business units filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Court for the District of Delaware on Dec. 19, 2012. The Chapter 11 case will continue for THQ.

For additional information about THQ, please visit www.thq.com. For information regarding the Chapter 11 case, please visit www.kccllc.net/thq.

THQ Inc. Caution Concerning Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the business of THQ Inc. and its subsidiaries (collectively referred to as "THQ"), including, but not limited to, expectations regarding the bankruptcy case. These statements are based upon management's current beliefs and certain assumptions made by management. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the adverse impact of the bankruptcy case on THQ's business, financial condition and results of operations, including its ability to maintain customer and supplier relationships; THQ's ability to obtain bankruptcy court approval in connection with the bankruptcy case, the actions of THQ's creditors and other third parties with interests in the bankruptcy case, competitive, economic, legal, political, and technological factors affecting our industry, operations, markets, products, or pricing. Readers should carefully review the risk factors and the information that could materially affect THQ's financial results, described in other documents that THQ files from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal period ended March 31, 2012 and subsequent Quarterly Reports on Form 10-Q, and particularly the discussion of trends and risk factors set forth therein. Unless otherwise required by law, THQ disclaims any obligation to update its view on any such risks or uncertainties or to revise or publicly release the results of any revision to these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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